ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-197797
February 17, 2015

Phillips 66 Partners LP

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 17, 2015 (the “prospectus supplement”) together with the prospectus dated August 1, 2014 relating to these securities.

Issuer:	Phillips 66 Partners LP (NYSE: PSXP)

Offering Size:	5,250,000 common units representing limited partner interests

Offering Price:	$75.50 per common unit

Option to purchase additional units:	787,500 additional common units offered by the Issuer (30 days)

Proceeds, net of underwriting discounts, commissions and offering expenses:	Approximately $383,784,000, or approximately $441,456,000 if the underwriters exercise their option to purchase additional common units in full

Trade Date:	February 18, 2015

Settlement Date:	February 23, 2015

CUSIP:	718549 207

Underwriters:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

Scotia (Capital) USA, Inc.

Stabilizing Transactions:	Prior to purchasing the common units being offered pursuant to the prospectus supplement, on February 17, 2015, one of the underwriters purchased, on behalf of the syndicate, 43,390 common units at an average price of $75.78808 per common unit in stabilizing transactions

Additional Information:

Phillips 66 Partners LP has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Phillips 66 Partners LP has filed with the SEC for more complete information about Phillips 66 Partners LP and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Additionally, copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from:

Barclays	J.P. Morgan
c/o Broadridge Financial Solutions	c/o Broadridge Financial
1155 Long Island Avenue	Solutions
Edgewood, NY 11717	1155 Long Island Avenue
Telephone: 888-603-5847	Edgewood, NY 11717
barclaysprospectus@broadridge.com	Telephone: 866-803-9204

Citigroup
BofA Merrill Lynch	Attn: Prospectus Department
Attn: Prospectus Department	Brooklyn Army Terminal
222 Broadway	140 58th Street, 8th Floor
New York, NY 10038	Brooklyn, NY 11220
Telephone: 800-831-9146
batprospectusdept@citi.com

Goldman, Sachs & Co.
Attn: Prospectus Department	Morgan Stanley
200 West Street	Attn: Prospectus Department
New York, NY 10282	180 Varick Street, 2nd Floor
Telephone: 866-471-2526	New York, NY 10014
Facsimile: 212-902-9316
Prospectus-ny@ny.email.gs.com

RBC Capital Markets	Wells Fargo Securities
Attn: Equity Syndicate	Attn: Equity Syndicate Dept.
Three World Financial Center	375 Park Avenue
200 Vesey Street, 8th Floor	New York, NY 10152
New York, NY 10281	Telephone: 800-326-5897
Telephone: 877-822-4089	cmclientssupport@wellsfargo.com
equityprospectus@rbccm.com